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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15
 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number: 001-10059

                        STERLING CHEMICALS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                          1200 SMITH STREET, SUITE 1900
                            HOUSTON, TEXAS 77002-4312
                                 (713) 650-3700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
            (Title of each class of securities covered by this Form)

                                      NONE
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please provide an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)     [X]
            Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(1)(ii)    [ ]
            Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(i)     [ ]
            Rule 12g-4(a)(2)(ii)   [ ]        Rule 12h-3(b)(2)(ii)    [ ]
                                              Rule 15d-6              [ ]


     Approximate number of holders of record as of the certification or notice date: 14



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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Sterling Chemicals Holdings Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

         Dated: December 9, 2002
                                         STERLING CHEMICALS HOLDINGS INC.


                                         By:    /s/ RICHARD K. CRUMP
                                                --------------------------------
                                         Name:  Richard K. Crump
                                                --------------------------------
                                         Title: Co-Chief Executive Officer
                                                --------------------------------





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